Monthly Report - September, 2013

			     Global Macro Trust

			STATEMENT OF INCOME AND EXPENSE



					        Current Month     Year to Date
Income:
   Gain (loss) on trading of futures, forward
   and option contracts:
   Realized gain(loss) on closed contracts $      (2,212,373)     (16,499,492)
Change in unrealized gain (loss) on open            6,793,245      (5,989,510)
        contracts

Net gain (loss) from U.S. Treasury
   obligations:
   Realized gain (loss) from U.S.Treasury               1,120           16,859
      obligations
   Change in unrealized gain (loss) from U.S.          41,195          (1,086)
      Treasury obligations
Interest Income 			               43,726          534,772
Foreign exchange gain (loss) on margin
      deposits        				       59,602        (291,907)
				                 ------------    -------------
Total: Income 				            4,726,515     (22,230,364)

Expenses:
   Brokerage commissions 		            1,736,831       19,111,133
   Management fee 			               42,132          457,197
   20.0% New Trading Profit Share 	                    0                0
   Custody fees 		       	               18,997           68,163
   Administrative expense 	       	              127,638        1,255,614
					         ------------    -------------
Total: Expenses 		                    1,925,598       20,892,107
Net Income(Loss)			   $        2,800,917     (43,122,471)
for September, 2013

		STATEMENT OF CHANGES IN NET ASSET VALUE

			             Managing           Unit
				      Owner 	      Holders	     Total
Net Asset Value (356,319.270    $     8,024,388    330,568,235    338,592,623
units) at August 31, 2013
Addition of 		 	              0      2,235,116      2,235,116
2,074.132 units on September 1, 2013
Redemption of 		 	              0   (13,712,578)   (13,712,578)
(14,257.942) units on  September 30, 2013*
Net Income (Loss)               $       104,197      2,696,720      2,800,917
for September, 2013
         			   -------------   -------------   -----------


Net Asset Value at September 30, 2013
(344,238.286 units inclusive
of 102.826 additional units) 	      8,128,585    321,787,493    329,916,078
				  =============  ============= ==============


		GLOBAL MACRO TRUST September 2013 UPDATE
                      Year to Date     Net Asset
Series	  September ROR	  ROR	    Value per Unit    Units 	 Net Asset Value
--------- ----------  ------------  --------------  -----------   -------------
Series 1       0.76% 	(10.76)%  $      947.15	  320,844.150 $   303,887,293
Series 2       1.11% 	 (7.90)%  $    1,097.24	      158.328 $       173,724
Series 3       1.13% 	 (7.73)%  $    1,106.57	   21,343.639 $    23,618,167
Series 4       1.30% 	 (6.33)%  $    1,182.19	    1,892.169 $     2,236,894

* Series 1 units redeemed on or before the eleventh month-end following their sale may be charged a redemption fee of from 4% to 1.5% of Net Asset Value, depending on investment amount, length of ownership and type of account purchasing the units.

To the best of my knowledge and belief,
the information contained herein is
accurate and complete.



	/s/ Harvey Beker
	Harvey Beker, Co-chief Executive Officer
	Millburn Ridgefield Corporation
	Managing Owner
	Global Macro Trust



			Millburn Ridgefield Corporation
			     411 West Putnam Avenue
			     Suite 305 Greenwich
			     Connecticut 06830-6233




			October 7, 2013
Dear Investor:


The Trust was profitable as gains from trading equity futures and currencies outweighed losses from trading energy, metal and interest rate futures. Trading of agricultural commodities was nearly flat.

Long positions in European, U.S., South African and, to a lesser extent, Asian equity futures were profitable. An improving worldwide growth outlook combined with continued ease in monetary policy among developed world central banks-especially a lack of "taper" by the Federal Reserve-underpinned equity prices, although the Washington fiscal difficulties did trim the advance late in September. A short VIX trade was also profitable.

The lack of Fed "taper" and the U.S. fiscal uncertainties weighed on the dollar, and short positions relative to pound, euro, Swiss franc, Swedish krona, Aussie and New Zealand dollars, and Korean won were profitable. Meanwhile, long dollar trades versus the currencies of South Africa, Turkey, Brazil and India produced lesser losses.

Energy prices eased and long positions in crude oil, heating oil, London gas oil and RBOB gasoline generated losses.

Metal prices were volatile and trading of silver, gold and nickel produced small losses.

Interest rates, while volatile during the month, eased somewhat on balance. Hence, short positions in German, British and U.S. interest rate futures produced small losses. Long Euribor, Eurodollar, and JGB positions produced partially offsetting gains.

Turning to agricultural commodities, profits on short corn, soybean oil and coffee positions, and from long cocoa and cotton trades marginally outweighed the losses from long soybean and soybean meal positions, and a short wheat trade.



			   Very truly yours,

				       Millburn Ridgefield Corporation
					Harvey Beker, co-Chairman
					George E. Crapple, co-Chairman